As filed with the Securities and Exchange Commission on June 8, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cellcom Israel Ltd.

(Exact name of registrant as specified in its charter)

N/A
(Translation of registrant’s name into English)

Israel		Not applicable
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
10 Hagavish Street Netanya 4250708 Israel (972) 52-999-0052
(Address and telephone number of registrant’s principal executive offices)

CT Corporation System 111 Eighth Avenue New York, NY 10011 (212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
MICHAEL P. KAPLAN JOHN B. MEADE Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000	Liat Menahemi Stadler VP Legal and Corporate Secretary Cellcom Israel Ltd. 10 Hagavish Street Netanya 4250708 Israel (972) 52-999-0052	ADAM M. KLEIN Goldfarb Seligman & Co. 98 Yigal Alon Street Tel Aviv 6789141 Israel (972) 3-608-9999

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐____________

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value NIS 0.01 per share, issuable upon exercise of subscription rights	9,536,589	$4.095	$39,052,330	$4,538
Subscription rights to purchase ordinary shares	N/A	N/A	N/A	$0(2)
Total	9,536,589	$4.095	$39,052,330	$4,538
(1)	Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act, on the basis of the high and low sale prices of $4.13 and $4.06, respectively, of the registrant’s ordinary shares as quoted on the New York Stock Exchange on June 5, 2015.

(2)	The subscription rights to purchase ordinary shares are being issued without separate consideration. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated June 8, 2015

PRELIMINARY PROSPECTUS

Cellcom Israel Ltd.

Subscription Rights to Purchase Up to             Ordinary Shares

We are distributing at no charge to the holders of our ordinary shares at 5:00 p.m., New York City time (midnight, Israel time) on             , 2015, which we refer to as the record date, subscription rights to purchase up to an aggregate of of our ordinary shares. We will distribute to you             rights for every             ordinary shares that you own on the record date. Your rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering. We understand that some members of the Tel Aviv Stock Exchange, which we refer to as the TASE, may record fractional securities for the accounts of their clients pursuant to their internal policies.

Each right entitles the holder to purchase, at the subscription price specified in the table below, one ordinary share with the terms described below. The subscription price, the number of shares that must be owned to receive one right and the number of shares to be issued for each right exercised have been set by us.

The subscription rights are expected to trade on the TASE and on the New York Stock Exchange, which we refer to as the NYSE through brokers, dealers, banks and other nominee holders of rights that are TASE members or participants of The Depositary Trust Company, which we refer to as DTC, respectively, on one trading day only,         , 2015, which we refer to as the rights trading day. For more information, see “The Rights Offering – Rights Trading” in this prospectus. Other than trading on the TASE and the NYSE on the rights trading day, the subscription rights will not be transferable.

Our controlling shareholder, Discount Investment Corporation Ltd., or DIC, has announced that it intends to exercise its subscription rights in full and, to the extent practicable, to purchase and exercise additional rights for an aggregate investment in the rights offering not to exceed NIS 100 million.

The rights will expire at 5:00 p.m., New York City time (midnight, Israel time), on             , 2015, which we refer to as the expiration date. We may not extend the expiration date of the rights offering. If you hold your rights through an Israeli brokerage company that holds the rights through our Israeli nominee company (the Nominee Company of Israel Discount Bank Ltd.), you must notify your Israeli brokerage company of your election to exercise your rights on or before             , 2015, at such time as determined by the applicable Israeli brokerage company. Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights. However, according to the TASE and the TASE Clearinghouse rules, if you hold your rights through an Israeli brokerage company, then the Israeli brokerage company will automatically sell your rights on your behalf if it has not received any instructions prior to the rights trading day.

The issuance of ordinary shares purchased in the rights offering will be made on or about           , 2015, but no later than           , 2015. American Stock Transfer & Trust Company, LLC will mail certificates representing ordinary shares purchased in the rights offering to record holders registered in our shareholder register maintained by it promptly after such date. Beneficial owners of our ordinary shares whose shares are held by a nominee, such as a broker, dealer or bank (including the Nominee Company of Israel Discount Bank Ltd.), rather than in their own name, will have any ordinary shares acquired in the rights offering credited to the account of such nominee on or

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about           , 2015, but no later than           , 2015. Cellcom Israel will mail certificates representing ordinary shares purchased in the rights offering to record holders registered on our shareholder register in Israel in their own name promptly after such date.

There is no minimum subscription amount required for consummation of the rights offering.

You should carefully consider whether to exercise your subscription rights before the expiration date. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

Our ordinary shares are listed on the TASE and on the NYSE under the symbol “CEL”. The last sale price of our ordinary shares on the NYSE on              , 2015 was $       per share and the last sale price of our ordinary shares on the TASE on              , 2015 was NIS       per share. The ordinary shares issued in the rights offering will also be listed for trading on the NYSE and the TASE. In accordance with the rules of the TASE, the TASE will reduce the opening price of our ordinary shares at the opening of trading on the TASE Ex-day, which is the first day that our ordinary shares will be traded on the TASE without entitlement to receive the rights. If we cancel or terminate the rights offering, such adjustment made by the TASE will not be reversed.

	Subscription Price(1)	Proceeds to Cellcom Israel Ltd.(2)
Per subscription right	$	$
Total	$	$

(1)	Represents the closing price of our ordinary shares on the NYSE on , 2015.

(2)	Before deducting expenses payable by us estimated to be $ . Assumes all subscription rights will be exercised in the rights offering, which may not be the case because shareholders may not exercise their subscription rights.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before deciding whether to exercise your subscription rights.

Neither the Securities and Exchange Commission (the “SEC”), the Israel Securities Authority (the “ISA”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is             , 2015

TABLE OF CONTENTS

Page

Prospectus Summary	1
Risk Factors	7
Forward-Looking Statements	9
Use of Proceeds	9
Price Range of Ordinary Shares	10
Dividend Policy	11
Capitalization	12
Dilution	12
Description of Share Capital	13
The Rights Offering	17
Plan of Distribution	25
Material U.S. Federal Income Tax Considerations	25
Certain Israeli Tax Considerations	29
Expenses of the Rights Offering	30
Legal Matters	31
Experts	31
Enforceability of Civil Liabilities	31
Where You Can Find More Information and Incorporation by Reference	32
Part II	34
Exhibit Index	41

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or incorporated by reference herein is accurate only as of the date on the front cover of this prospectus or the respective dates of filing of the incorporated documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

This prospectus has been prepared based on the requirements of the U.S. Securities Act of 1933, as amended, and the requirements of the SEC for Registration Statements on Form F-3. Section 35-29 of the Israeli Securities Law, 5728-1968, authorizes the ISA under certain circumstances, to grant an exemption to companies that are dually-listed on the TASE and certain foreign stock exchanges, including the NYSE, that offer their securities to the public in Israel, from any or all of the provisions relating to the information to be contained in a prospectus or to its structure and its form. We intend to request such an exemption in connection with this rights offering.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT, ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

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Prospectus Summary

You should read the following summary together with the more detailed information regarding our company and the rights offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere or incorporated by reference in this prospectus. This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. Unless we indicate otherwise in this prospectus, references to “Cellcom Israel”, the “Company”, “we”, “us” and “our” mean Cellcom Israel Ltd. and its subsidiaries. The terms “dollar”, “USD” or “$” refer to U.S. dollars. The term “NIS” refers to new Israeli shekel.

Our Business

We hold one of the five general licenses to provide cellular telephone services in Israel. As of March 31, 2015, we were the largest provider of cellular communications services in Israel measured by number of subscribers and estimated market share, providing services to approximately 2.885 million subscribers in Israel with an estimated market share of 28%.

We offer a broad range of cellular services through our 2G and 3G cellular networks which cover substantially all of the populated territory of Israel and our recently launched 4G network. These services include basic and advanced cellular telephone services, text and multimedia messaging services and advanced cellular content and data services. We also offer international roaming services in 179 countries as of December 31, 2014. We offer our subscribers a wide selection of handsets from various leading global manufacturers, as well as extended warranty and repair services on most handsets we offer. We also offer landline transmission and data services to business customers and telecommunications operators and, since July 2006, we offer landline telephony services. Since December 2014, we also offer “over the top”, or OTT, television services. We also offer internet service access (and as of February 2015, a full internet service including infrastructure), international long distance, landline telephony and teleconferencing services. Some of these services are offered through our subsidiaries, including 013 Netvision Ltd.

Our Address and Telephone Number

Cellcom Israel Ltd. was incorporated in 1994 in Israel. Our principal executive offices are located at 10 Hagavish Street, Netanya 4250708, Israel and our telephone number is (972) 52-999-0052. We maintain a website at www.cellcom.co.il where general information about us is available. We are not incorporating the contents of the website into this prospectus.

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The Rights Offering

Securities Offered	We are distributing at no charge to the holders of our ordinary shares at 5:00 p.m., New York City time (midnight, Israel time) on , 2015, which we refer to as the record date, subscription rights to purchase up to an aggregate of of our ordinary shares. We will distribute rights for every ordinary shares that are held by the holder of record on the record date. Based on shares outstanding on the date hereof, we will issue approximately rights in the rights offering. We expect the total subscription price for the subscription rights offered in the rights offering to be $ , assuming full participation in the rights offering, of which no assurance can be given.

Subscription Right	Each right, which we refer to as the subscription right, entitles the holder to purchase, for the subscription price of $ , one ordinary share. Rights will be rounded down to the nearest whole number and accordingly, no fractional rights will be issued in the rights offering. With respect to ordinary shares registered on our shareholder register maintained by our U.S. transfer agent, including those held in the name of DTC (other than those held for the account of the TASE Clearinghouse), as well as with respect to ordinary shares registered on our shareholder register in Israel in their own name, such rounding will be made with respect to each record and beneficial shareholder. With respect to ordinary shares held for the account of the TASE Clearinghouse or in the name of the Nominee Company of Israel Discount Bank Ltd., such rounding will be made with respect to each nominee rather than each beneficial shareholder. We understand that some TASE members may record fractional securities for the accounts of their clients pursuant to their internal policies. Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

NYSE Ex-Rights Date	, 2015.

TASE Ex-Rights Date	, 2015.

Record Date	5:00 p.m., New York City time (midnight, Israel time), on , 2015.

Commencement Date of Subscription Period	After 5:00 p.m., New York City time (midnight, Israel time), on , 2015.

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Expiration Date of Subscription Period	5:00 p.m., New York City time (midnight, Israel time), on , 2015, unless we decide to terminate the rights offering prior to the rights trading day. We or the U.S. subscription agent must actually receive all required documents and payments before that time and date. If you are a beneficial owner of our ordinary shares and hold them through a broker, dealer, bank or other nominee (including a participant of DTC or a member of the TASE), you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Each TASE member will determine its own deadline. Any rights not exercised at or before such time will have no value and expire without any payment to the holders of those unexercised rights. However, according to the TASE and the TASE Clearinghouse rules, if you hold your rights through an Israeli brokerage company, then the Israeli brokerage company will automatically sell your rights on your behalf if it has not received any instructions prior to the rights trading day.

Controlling Shareholder Subscription Intention	Our controlling shareholder, DIC, has announced that it intends to exercise its subscription rights in full and, to the extent practicable, to purchase and exercise additional rights for an aggregate investment in the rights offering not to exceed NIS 100 million.

Subscription Price	$ per right, payable in immediately available funds.

Use of Proceeds	The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering will be used to provide additional funds for our operations and for general corporate purposes.

Taxation	For a discussion of material Israeli and U.S. federal income tax consequences of the receipt and exercise of the rights and the ownership and disposition of new ordinary shares, please refer to “Taxation—Material Israeli Tax Considerations” and “Taxation—Material U.S. Federal Income Tax Considerations” in this prospectus.

Rights Trading Day	The subscription rights are expected to trade on the TASE and the NYSE on one trading day only, , 2015. For more information, see “The Rights Offering – Rights Trading” in this prospectus.

No Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your rights. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of rights by the expiration date.

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No Revocation	If you exercise your rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

Termination, Cancellation and Amendment

We may terminate or cancel the offering in our sole discretion at any time prior to the rights trading day, for any reason. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest or deduction, of all funds received from holders of subscription rights. Any termination or cancellation of the rights offering will be followed as promptly as practicable by an announcement and in no event later than 9:00 a.m., New York City time (4:00 p.m., Israel time), on the next business day following the termination or cancellation. If we cancel or terminate the rights offering, the adjustment made by the TASE to the opening price of our ordinary shares at the opening of trading on the TASE Ex-day (which is the first day that our ordinary shares will trade on the TASE without entitlement to receive the rights) will not be reversed.

We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering, unless we publish an amended Prospectus or a revised Prospectus (subject to any applicable law).

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Procedure for Exercising Rights

If you are the record holder of our ordinary shares registered on our shareholder register maintained by American Stock Transfer & Trust Company, LLC, our U.S. transfer agent, not including those ordinary shares held in the name of DTC, to exercise your rights you must complete the subscription rights certificate and deliver it to the U.S. subscription agent, American Stock Transfer & Trust Company, LLC, together with full payment for all the subscription rights you elect to exercise. The U.S. subscription agent must receive the proper forms and payments on or before the expiration date. You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC or a member of the TASE), you should instruct your broker, dealer, bank or other nominee in accordance with the procedures described in the section of this prospectus entitled “Methods for Exercising Rights” and “Payment of Subscription Price”. If you hold your rights through an Israeli brokerage company that holds the rights through our Israeli nominee company (the Nominee Company of Israel Discount Bank Ltd.), you must notify your Israeli brokerage company of your election to exercise your rights on or before             , 2015, at such time as determined by the applicable Israeli brokerage company. The related payment will be collected from the clients of TASE members and will be transferred to us on             , 2015.

Rights of record date shareholders registered on our shareholder register in Israel in their own name may be exercised by duly completing and signing the subscription rights certificate and delivering it to our offices in Netanya, accompanied by evidence of a wire transfer or a bank check drawn on a bank located in Israel payable to Cellcom Israel Ltd.

U.S. Subscription Agent	American Stock Transfer & Trust Company, LLC.

Israeli Subscription Agent	The Nominee Company of Israel Discount Bank Ltd.

Information Agent	D.F. King & Co., Inc.

Questions	If you have any questions or need further information about the rights offering, please call D.F. King & Co., Inc., toll free at (800)-370-1749, or, if you are located in Israel, you may also contact our investor relations at (972) 52-998-9755, during their respective normal business hours.

Shares Outstanding on the Date of this Prospectus	Ordinary shares. This amount excludes 561,229 ordinary shares issuable upon the exercise of outstanding options.

Shares Outstanding after Completion of the Rights Offering	Up to of our ordinary shares will be outstanding, assuming exercise of all subscription rights issued in the rights offering. This amount excludes 561,229 ordinary shares issuable upon the exercise of outstanding options.

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Issuance of our Ordinary Shares

The issuance of ordinary shares purchased in the rights offering will be made on or about           , 2015, but no later than           , 2015.

American Stock Transfer & Trust Company, LLC will mail certificates representing ordinary shares purchased to record holders registered on our shareholder register maintained by it promptly after such date. Beneficial owners of our ordinary shares whose shares are held by a nominee will have any ordinary shares acquired in the rights offering credited to the account of such nominee on or about           , 2015, but no later than           , 2015. Cellcom Israel will mail certificates representing ordinary shares purchased in the rights offering to record holders registered on our shareholder register in Israel in their own name promptly after such date.

Risk Factors

Investing in our securities involves a high degree of risk. Shareholders considering making an investment in our securities should consider the risk factors described in the section of this prospectus entitled “Risk Factors”.

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.
Trading	Our ordinary shares are listed on the TASE and on the NYSE under the symbol “CEL”. The ordinary shares issued in the rights offering will also be listed for trading on the NYSE and the TASE.

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Risk Factors

This section describes some of the risks relating to the rights offering and an investment in our ordinary shares. You should read these risk factors in conjunction with the discussion of risk factors starting on page 8 of our annual report on Form 20-F and those identified in our future filings with the SEC, incorporated herein by reference. Additional risk factors not presently known to us or that we deem immaterial may also impair our business, financial condition and results of operations.

Risks Relating to the Rights Offering

Because the market prices for our ordinary shares may decline below the share subscription price, you could be committed to buying ordinary shares at a price above the prevailing market price. In addition, we cannot assure you that the listing and admission to trading of the offered shares on the TASE and NYSE, and thus the offered shares becoming fungible with our existing ordinary shares, will occur when we expect.

Once you exercise your subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. Should the public trading market prices of ordinary shares decline below the share subscription price after you exercise your rights, you will suffer an immediate unrealized loss as a result and you may not be able to sell ordinary shares purchased in the rights offering at a price equal to or greater than the subscription price.

Until the offered shares are admitted to listing and trading on the TASE and NYSE, they will not be fungible with our existing ordinary shares currently traded on the TASE and NYSE. We cannot assure you that the listing and trading on the TASE and NYSE will take place when anticipated. See “The Rights Offering” for further information on the expected dates of these events.

Rights that are not exercised prior to the end of the share subscription period will expire valueless without any compensation. However, according to the TASE and the TASE Clearinghouse rules, if you hold your rights through an Israeli brokerage company and you do not instruct the Israeli brokerage company otherwise prior to the rights trading day, the Israeli brokerage company will sell your rights on your behalf on the rights trading day.

The share subscription period is expected to commence on             , 2015 and is expected to expire at 5:00 p.m. (New York City time) on             , 2015. Any rights unexercised at the end of the applicable subscription period will expire valueless without any compensation. However, according to the TASE and the TASE Clearinghouse rules, if you hold your rights through an Israeli brokerage company, then the Israeli brokerage company will automatically sell your rights on your behalf if it has not received any instructions prior to the rights trading day. We are not party to, and are not otherwise involved in, any such sales. For risks in connection with the sale of rights on the rights trading day, see “—There will only be a one-day trading market for subscription rights”.

Your interest may be diluted as a result of the rights offering.

Holders of ordinary shares who do not fully exercise their respective rights should expect that they will, at the completion of the rights offering, own a smaller proportional interest, or be entitled to own a smaller proportional interest, in our company than would otherwise be the case had they fully exercised their subscription rights.

Certain of our shareholders beneficially own a substantial percentage of our ordinary shares, which may increase if the offering is completed.

As of the date hereof, DIC holds, directly or indirectly, approximately 42% of our outstanding ordinary shares and holds voting power with respect to an additional approximately 3.4% of our outstanding ordinary shares. As a result, should DIC exercise its subscription rights in full and purchase and exercise additional rights and if the rights offering is completed, the beneficial ownership of DIC will likely increase. This concentration of ownership of our ordinary shares could delay or prevent mergers, tender offers, or other purchases of our ordinary shares that might otherwise give our shareholders the opportunity to realize a premium over the then-prevailing market price for our ordinary shares. This concentration could also accelerate these same transactions in lieu of others depriving shareholders of opportunities. This concentration of ownership may also adversely affect our share price.

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If we terminate the rights offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the rights trading day. If the rights offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent or us. If we terminate the rights offering, all rights will expire worthless.

The subscription price determined for the rights offering is not an indication of the value of our ordinary shares.

The subscription price for the ordinary shares in the rights offering was set by our board of directors and does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of our ordinary shares. After the date of this prospectus, our ordinary shares may trade at prices above or below the subscription price.

There will only be a one-day trading market for the subscription rights.

The subscription rights will be new issues of securities with no prior trading market, and there will not be a trading market for the subscription rights other than during a one-day trading window on          , 2015. There can be no assurance as to the volume of trading in the rights or the price at which rights will be traded, if at all. Other than trading on the TASE and the NYSE on the rights trading day, the subscription rights will not be transferable. Any subscription rights not exercised by the expiration date will expire without any payment to the holders of those unexercised subscription rights.

We will have broad discretion in the use of the net proceeds from the rights offering and may not use the proceeds effectively.

As set forth in the section entitled “Use of Proceeds” of this prospectus, we plan to use the proceeds of the rights offering to provide additional funds for our operations and for general corporate purposes and, accordingly, we will have broad discretion in determining how the proceeds of the rights offering will be used. While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in the rights offering. Investors in the rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of the rights offering. Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of record of our ordinary shares who desire to purchase our ordinary shares in the rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the U.S. subscription agent or us prior to 5:00 p.m., New York City time, on the expiration date, unless extended. If you are a beneficial owner of ordinary shares and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, bank or other nominee acts for you and that all required forms and payments (to the extent payment is then required by your nominee) are actually received by your broker, dealer, bank or other nominee in sufficient time to exercise the rights granted in the rights offering that you beneficially own on the expiration date, as may be extended. We will not be responsible if your broker, dealer, bank, or other nominee fails to meet this deadline.

For the subscription procedures that apply to your exercise in the rights offering, see “The Rights Offering – Methods for Exercising Rights”. If you fail to follow these subscription procedures, we may, depending on the circumstances, reject your subscription or accept it only partially. Neither we, the U.S. subscription agent nor the TASE Clearinghouse undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If, as a result of the exercise of your subscription rights, you reach certain holding thresholds in our ordinary shares, you may be subject to certain regulatory requirements, including disclosure of your shareholdings, and you may require Israeli government approval and/or need to divest shares in our competitors in order to acquire the shares for which you subscribed.

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You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares. For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the SEC. Further, pursuant to our licenses, you are prohibited from acquiring 10% or more of our means of control without the prior approval of the Israeli Ministry of Communications, and if you hold more than 5% of our means of control, you may not hold (subject to certain exclusions and the prior approval of the Israeli Ministry of Communications), directly or indirectly, more than 5% of the means of control in Bezeq or another cellular operator in Israel. See “Description of Share Capital—Transfer of Shares”.

If we cancel or terminate the rights offering, the adjustment made by the TASE to the opening price of our ordinary shares on the TASE Ex-day will not be reversed.

In accordance with the rules of the TASE, the TASE will adjust the opening price of our ordinary shares at the opening of trading on the TASE Ex-day (which is the first day that our ordinary shares will trade on the TASE without entitlement to receive the rights). If we cancel or terminate the rights offering, such adjustment made by the TASE will not be reversed and as a result could cause the market price of our ordinary shares to decline.

Forward-Looking Statements

This prospectus, including the documents incorporated by reference herein, contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” in our annual report as of and for the year ended December 31, 2014 on Form 20-F incorporated by reference herein.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations, except as otherwise required by law.

Use of Proceeds

Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $             , after deducting expenses related to the rights offering payable by us estimated at approximately $             .

We intend to use the net proceeds received from the exercise of the rights to provide additional funds for our operations and for general corporate purposes.

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Price Range of Ordinary Shares

Our ordinary shares are quoted on the NYSE and the TASE under the symbol “CEL”.

The following table sets forth, for the periods indicated, the high and low prices in $ for our ordinary shares on the NYSE, as retroactively adjusted by the NYSE to reflect the payment of dividends.

Annually	Price Per Share
	High	Low
2010	$28.2	$19.5
2011	$28.2	$14.7
2012	$15.4	$5.1
2013	$14.1	$7.1
2014	$14.0	$8.5

Quarterly	Price Per Ordinary Share
	High	Low
2013
First Quarter	$8.5	$7.1
Second Quarter	$9.9	$8.2
Third Quarter	$11.7	$9.1
Fourth Quarter	$14.1	$10.7
2014
First Quarter	$13.9	$11.7
Second Quarter	$14.0	$12.1
Third Quarter	$12.4	$11.0
Fourth Quarter	$11.2	$8.5
2015
First Quarter	$8.4	$4.8
Second Quarter (through June 5)	$5.2	$3.9

Monthly	Price Per Ordinary Share
	High	Low
2014
December	$9.4	$8.5
2015
January	$8.4	$5.2
February	$6.2	$5.0
March	$6.0	$4.8
April	$5.2	$4.6
May	$4.8	$3.9
June (through June 5)	$4.2	$4.1

The following table sets forth, for the periods indicated, the reported high and low prices in NIS for our ordinary shares on the TASE, as retroactively adjusted by the TASE to reflect the payment of dividends.

Annually	Price Per Ordinary Share
		High		Low
2010	NIS	100.6	NIS	74.5
2011	NIS	97.4	NIS	54.7
2012	NIS	58.0	NIS	19.8
2013	NIS	49.3	NIS	26.3
2014	NIS	48.5	NIS	33.5

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Quarterly	Price Per Ordinary Share
		High		Low
2013
First Quarter	NIS	31.8	NIS	26.3
Second Quarter	NIS	34.6	NIS	29.1
Third Quarter	NIS	41.2	NIS	32.5
Fourth Quarter	NIS	49.3	NIS	38.8
2014
First Quarter	NIS	48.5	NIS	42.2
Second Quarter	NIS	48.4	NIS	41.9
Third Quarter	NIS	44.2	NIS	39.5
Fourth Quarter	NIS	41.7	NIS	33.5
2015
First Quarter	NIS	32.7	NIS	19.2
Second Quarter (through June 5)	NIS	20.2	NIS	15.2

Monthly	Price Per Ordinary Share
		High		Low
2014
December	NIS	37.3	NIS	33.5
2015
January	NIS	32.7	NIS	19.6
February	NIS	24.8	NIS	19.5
March	NIS	23.8	NIS	19.2
April	NIS	20.2	NIS	17.8
May	NIS	18.3	NIS	15.2
June (through June 5)	NIS	16.2	NIS	15.6

The share prices as presented above in U.S. dollars were originally denominated in NIS and were converted to U.S. dollars using the representative exchange rate between the U.S. dollar and the NIS published by the Bank of Israel for each applicable day in the presented period.

The last sale price of our ordinary shares on the NYSE on June 5, 2015 was $4.06 per ordinary share, and the last sale price of our ordinary shares on the TASE on June 4, 2015 was NIS 15.79 per ordinary share.

Dividend Policy

In February 2006, our board of directors adopted a dividend policy to distribute each year at least 75% of our annual net income determined (in accordance with IFRS for periods commencing on or after January 1, 2008), subject to applicable law, our license and our contractual obligations and provided that such distribution would not be detrimental to our cash needs or to any plans approved by our Board of Directors. In March 2007, our Board of Directors resolved to distribute dividends within the boundaries of the February 2006 dividend policy and until resolved otherwise, on a quarterly basis. Our series F through I debentures include additional limitations, including a covenant not to distribute more than 95% of the profits available for distribution according to the applicable Israeli law (“Profits”), provided that if net leverage (defined as the ratio of net debt to EBITDA over four consecutive quarters) exceeds 3.5:1, we will not distribute more than 85% of the Profits and if net leverage exceeds 4.0:1, we will not distribute more than 70% of the Profits. See “Item 5. Operating and Financial Review and Prospects - B. Liquidity and Capital Resources - Debt Service” of our Form 20-F incorporated by reference herein. Our Board of Directors will consider, among other factors, our expected results of operation, including changes in pricing, regulation and competition, planned capital expenditure for technological upgrades and changes in debt service needs, including due to changes in interest rates or currency exchange rates, as well as our debentures' rating, in order to conclude whether there is no reasonable concern that a distribution of dividends will prevent us from satisfying our existing and foreseeable obligations as they become due. Dividend payments are not guaranteed and our Board of Directors may decide, in its absolute discretion, at any time and for any reason, not to pay dividends or to pay dividends at a ratio to net income that is less than that paid in the past. For example, our Board of Directors

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may determine not to distribute dividends in order to strengthen our balance sheet, that market conditions are uncertain or that our cash needs for debt service, capital expenditures or operations require that we do not pay dividends when considered. Accordingly, shareholders should not expect that any particular amount or at all will be distributed by us as dividends at any time, even if we have previously made dividend payments in such amount.

Our ability to pay dividends is subject to the following limitations under Israeli law: (1) dividends may only be paid out of cumulative retained earnings or out of retained earnings over the prior two years, provided that there is no reasonable concern that the payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due; and (2) our license requires that we and our 10% or more shareholders maintain at least $200 million of combined shareholders’ equity. DIC’s shareholders’ equity on December 31, 2014 was over $200 million.

When we declare dividends, we do so in NIS and convert them for payment in US$ (where applicable) based upon the daily representative rate of exchange as published by the Bank of Israel prior to the distribution date.

During 2012 we distributed dividends in the aggregate amount of approximately NIS 391 million ($101 million), including the dividends declared for the third and fourth quarters of 2011 and for the first quarter of 2012 only. Our board of directors decided not to declare dividends for the second, third and fourth quarters of 2012 given the intensified competition and its adverse effect on our results of operations and in order to strengthen our balance sheet. During 2013, we distributed a dividend in the amount of approximately NIS 85 million ($22 million) for the third quarter of 2013 only, based on our retained earnings. Our Board of Directors chose not to declare dividends for the first, second, and fourth quarters, for the above reasons. In 2014 and again in March 2015 and May 2015, our Board of Directors chose not to declare dividends for 2014 and the first quarter of 2015, respectively, for the above reasons.

Capitalization

The following table sets forth our consolidated capitalization in accordance with International Financial Reporting Standards (IFRSs), as issued by the International Accounting Standards Board (IASB) as of March 31, 2015 and as adjusted to give effect to the exercise of all of the subscription rights at a subscription price of $ per ordinary share. The table should be read in conjunction with our audited financial statements for the year ended December 31, 2014, included in our Annual Report on Form 20-F for the year ended December 31, 2014 filed on March 16, 2015, and our unaudited financial statements for the quarter ended March 31, 2015, included in our Report on Form 6-K filed on May 14, 2015, which have been incorporated by reference in this prospectus.

	(NIS in millions) (unaudited) As of March 31, 2015
	Actual	As Adjusted (1)
Debt
Total debt	2,936
Shareholders’ equity
Ordinary shares, NIS 0.01 par value, 300,000,000 shares authorized, 100,584,490 issued and outstanding	1
Capital reserve	(3)
Retained earnings	1,103
Total shareholders’ equity	1,101
Total capitalization	4,037

(1)	The “As Adjusted” column assumes that all subscription rights are exercised and takes into account the payment by us of the expenses of the rights offering, estimated to be approximately $ .

Dilution

Purchasers of our ordinary shares in the rights offering will experience an immediate dilution of the net tangible book value per ordinary share. Our net tangible book value as of March 31, 2015 was approximately $(44) million,

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or $(0.42) per ordinary share (based upon 105,584,490 of our ordinary shares outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of our ordinary shares outstanding. Dilution per share equals the difference between the amount per share paid by purchasers of ordinary shares in the rights offering and the net tangible book value per ordinary share immediately after the rights offering.

Based on the aggregate offering of a maximum of              ordinary shares and after deducting estimated offering expenses payable by us of $              , and the application of the estimated $              of net proceeds from the rights offering, our pro forma net tangible book value as of March 31, 2015 would have been approximately $              , or $              per share. This represents an immediate increase in pro forma net tangible book value to existing shareholders of $              per ordinary share and an immediate dilution to purchasers in the rights offering of $              per ordinary share.

The following table illustrates this per share dilution (assuming a fully subscribed rights offering of ordinary shares at the subscription price of $              per share):

	NIS	$
Assumed public offering price per share
Net tangible book value per ordinary share prior to the rights offering
Increase per ordinary share attributable to the rights offering
Pro forma net tangible book value per ordinary share after the rights offering
Dilution in net tangible book value per ordinary share to purchasers

Description of Share Capital

The following description of our share capital and provisions of our articles of association are summaries and are qualified by reference to the articles of association, which have been filed with the SEC and incorporated by reference as an exhibit to our registration statement, of which this prospectus forms a part.

Ordinary Shares

Our share capital is comprised of ordinary shares of NIS 0.01 par value each. The holders of ordinary shares are entitled to receive dividends as declared.

As of December 31, 2014, we had issued and outstanding 100,584,490 ordinary shares, par value NIS 0.01 per share and 573,841 ordinary shares reserved for issuance upon exercise of outstanding options at a weighted average exercise price of $15.86.

As of March 31, 2015, our authorized share capital consisted of 300,000,000 ordinary shares, par value NIS 0.01 per share.

All of our issued and outstanding ordinary shares are duly authorized, validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and have no preemptive rights.

Corporate Object and Purpose

Our registration number with the Israeli registrar of companies is 51-1930125. Our object is to engage, directly or indirectly, in any lawful undertaking or business whatsoever as determined by our Board of Directors, including, without limitation, as stipulated in our memorandum of association.

Transfer of Shares

Fully paid ordinary shares are issued in registered form and may be freely transferred unless the transfer is restricted or prohibited by our articles of association, applicable law, our licenses, the rules of the SEC or the rules of a stock exchange on which the shares are traded. The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

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According to our licenses, investors are prohibited from acquiring (alone or together with relatives or with other parties who collaborate on a regular basis) or transferring our shares, directly or indirectly (including by way of creating a pledge which, if foreclosed, will result in the transfer of shares), in one transaction or a series of transactions, if such acquisition or transfer will result in a holding or transfer of 10% or more of any of our means of control, or from transferring any of our means of control if as a result of such transfer, control over our company will be transferred from one party to another, without the prior approval of the Ministry of Communications. Our specific licenses also require approval of the Minister of Communications before acquiring the ability to effect a significant influence over us. In this context, holding 25% of our means of control is presumed to confer significant influence. In addition, according to our licenses, if you hold more than 5% of our means of control, you may not hold (subject to certain exclusions and the prior approval of the Israeli Ministry of Communications), directly or indirectly, more than 5% of the means of control in Bezeq or another cellular operator in Israel (subject to certain exceptions) and may not serve as an office holder of one of our competitors, other than in specific circumstances and subject to the approval of the Ministry of Communications. For more details relating to these restrictions, please see “Item 4. Information on the Company – B. Business Overview – Government Regulations - Our Principal License” of our annual report as of and for the year ended December 31, 2014 on Form 20-F incorporated by reference herein and our principal license, a convenience translation of which has been filed with the SEC. See “Item 19 – Exhibits” of our annual report as of and for the year ended December 31, 2014 on Form 20-F incorporated by reference herein. The holding and transfer restrictions under our licenses are posted on our website at www.cellcom.co.il under “Investor Relations – Corporate Governance – Company Profile - Legal & Corporate”.

Voting

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. Shareholder voting rights may be affected by the grant of special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. The Israeli Companies Law of 1999, as amended (the “Companies Law”) provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of their rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under the company’s articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty, except to state that the remedies generally available upon a breach of contract will apply also in the event of a breach of the duty to act with fairness, and this duty is the subject of ongoing judicial interpretation.

As required under our license, our articles of association provide that any holdings of our ordinary shares that contravene the holding or transfer restrictions contained in our license, which are summarized under “—Transfer of Shares” and “Item 4. Information on the Company – B. Business Overview - Government Regulations—Our Principal License” of our annual report as of and for the year ended December 31, 2014 on Form 20-F incorporated by reference herein, will not be entitled to voting rights. In addition, our license requires that as a condition to voting at any meeting of shareholders, in person or by proxy, each shareholder must certify that its holdings of our shares do not contravene the restrictions contained in our license.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. Rather, under our articles of association our directors (other than external directors and directors appointed by Israeli citizens and residents from among our founding shareholders) are elected at a shareholders meeting by a simple majority of our ordinary shares. As a result, the holders of our ordinary shares that represent more than 50% of the voting power represented at a shareholders meeting have the power to elect any or all of our directors whose positions are being filled at that meeting, subject to the special approval requirements for external directors described under “Item 6.A – Directors and Senior Management—External Directors” of our annual report as of and for the year ended December 31, 2014 on Form 20-F and the right of DIC to directly appoint 20% of our directors described under “Item 6.A – Directors and Senior Management—Israeli Appointed Directors” of our annual report as of and for the year ended

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December 31, 2014 on Form 20-F incorporated by reference herein. Directors may also be appointed for office by our Board of Directors until the next annual general meeting of shareholders.

Dividend and Liquidation Rights

Our board of directors may declare a dividend to be paid to the holders of ordinary shares on a pro rata basis. Dividends may only be paid out of our profits and other surplus funds, as defined in the Companies Law, as of our most recent financial statement or as accrued over the past two years, whichever is higher, or, in the absence of such profits or surplus, with court approval. In any event, a dividend is permitted only if there is no reasonable concern that the payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares on a pro rata basis. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. For a description of a covenant we undertook in connection with our series F through I dentures, in regards to our dividend distributions under certain circumstances see “Item 8. Financial Information – A. Statements and Other Financial Information - Dividend Policy” and “— B. Liquidity and Capital Resources – Debt Service” of our annual report as of and for the year ended December 31, 2014 on Form 20-F incorporated by reference herein.

Shareholders Meetings

We are required to convene an annual general meeting of our shareholders once every calendar year within a period of not more than 15 months following the preceding annual general meeting. Our board of directors is required to convene a special general meeting of our shareholders at the request of two directors or one quarter of the members of our Board of Directors or at the request of one or more holders of 5% or more of our share capital and 1% of our voting power or the holder or holders of 5% or more of our voting power. All shareholders meetings require prior notice of at least 21 days, or up to 35 days if required by applicable law or regulation. We provide at least 40 day advance written notice, in accordance with the NYSE’s rules. The chairperson of our Board of Directors presides over our general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting.

Quorum

Our articles of association provide that the quorum required for any meeting of shareholders shall consist of at least two shareholders present, in person or by proxy or written ballot, who hold or represent between them at least one-third of the voting power of our issued share capital. A meeting adjourned for lack of a quorum generally is adjourned to the same day in the following week at the same time and place or, if not set forth in the notice to shareholders, to a time and place set by the chairperson of the meeting with the consent of the holders of a majority of the voting power represented at the meeting and voting on the question of adjournment. At the reconvened meeting, the required quorum consists of at least two shareholders present, in person or by proxy or written ballot, unless the meeting was called pursuant to a request by our shareholders in which case the quorum required is the number of shareholders required to call the meeting as described under “— Shareholder Meetings”.

Resolutions

An ordinary resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or written ballot, and voting on the resolution. Under the Companies Law, unless otherwise provided in the articles of association or applicable law, all resolutions of the shareholders require a simple majority. A resolution for the voluntary winding up of the company requires the approval by holders of 75% of the voting rights represented at the meeting, in person or by proxy or written ballot, and voting on the resolution.

Modification of Class Rights

The rights attached to any class, such as voting, liquidation and dividend rights, may be amended by written consent of holders of a majority of the issued shares of that class, or by adoption of a resolution by a simple majority of the shares of that class represented at a separate class meeting.

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Mergers and Acquisitions under Israeli Law

The Companies Law requires that each company that is a party to a merger have the transaction approved by its board of directors and a vote of the majority of its shares at a shareholders meeting. For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. Upon the request of a creditor of either party of the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be completed unless at least (i) 50 days have passed from the time that the requisite proposal for the merger has been filed by each party with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each party.

The Companies Law also provides that an acquisition of shares of a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company and there is no existing 25% or greater shareholder in the company. An acquisition of shares of a public company must also be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company and there is no existing 45% or greater shareholder in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholder approval, (ii) the purchase of shares is from a 25% shareholder of the company and results in the acquirer becoming a 25% shareholder of the company or (iii) the purchase of shares is from a 45% shareholder of the company and results in the acquirer becoming a 45% shareholder of the company. The special tender offer must be extended to all shareholders but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If, as a result of an acquisition of shares, the acquirer will hold more than 90% of a company’s outstanding shares, the acquisition must be made by means of a tender offer for all of the outstanding shares. If less than 5% of the outstanding shares are not tendered in the tender offer, all the shares that the acquirer offered to purchase will be transferred to it. The law provides for appraisal rights if any shareholder files a request in court within six months following the consummation of a full tender offer, but the acquirer may stipulate that any shareholder tendering his shares will not be entitled to appraisal rights. If more than 5% of the outstanding shares are not tendered in the tender offer, then the acquirer may not acquire shares in the tender offer that will cause his shareholding to exceed 90% of the outstanding shares.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders who are not exempt from Israeli income tax under Israeli law or an applicable tax treaty. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies by certain shareholders are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, tax then becomes payable even if no actual disposition of the shares has occurred. For information regarding Israeli tax on the sale of our shares, please see “Item 10.E - Taxation—Israeli Tax Considerations—Capital Gains Tax on Sales of Our Ordinary Shares” of our annual report as of and for the year ended December 31, 2014 on Form 20-F incorporated by reference herein.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred or additional rights to voting, distributions or other matters and shares having preemptive rights. We do not have any authorized or issued shares other than ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The

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authorization of a new class of shares will require an amendment to our articles of association and to our memorandum, which requires the prior approval of a simple majority of our shares represented and voting at a shareholders meeting.

Our articles of association provide that our Board of Directors may, at any time in its sole discretion, adopt protective measures to prevent or delay a coercive takeover of us, including, without limitation, the adoption of a shareholder rights plan.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, LLC.

New York Stock Exchange and Tel Aviv Stock Exchange

Our ordinary shares are listed on the TASE and on the NYSE under the symbol “CEL”.

The Rights Offering

Terms of the Offer

We will distribute, at no charge to the holders of our ordinary shares on              , 2015, which we refer to as the record date, subscription rights to purchase up to an aggregate of              of our ordinary shares. We expect the total subscription price for the rights offered in the rights offering to be $              , assuming full exercise of all the subscription rights. See below for additional information regarding subscription by DTC and TASE Clearinghouse participants.

Each shareholder is being issued          rights for every          of our ordinary shares owned on the record date.

Each right entitles the holder to purchase, at the subscription price of $              , one ordinary share with the terms described below.

The subscription rights are expected to trade on the TASE and on the NYSE through brokers, dealers, banks and other nominee holders of rights that are TASE members or DTC participants, respectively, on one trading day only         , 2015, which we refer to as the rights trading day. For more information, see “The Rights Offering – Rights Trading” in this prospectus. Other than trading on the TASE and the NYSE on the rights trading day, the subscription rights will not be transferable.

You may be subject to certain regulatory requirements if, as a result of the exercise of your subscription rights, you reach certain holding thresholds of beneficial ownership of our ordinary shares. For example, if your exercise of subscription rights results in you beneficially owning more than 5% of our ordinary shares, you may be required to file a Schedule 13D or Schedule 13G with the SEC. Further, pursuant to our licenses, you are prohibited from acquiring 10% or more of our means of control without the prior approval of the Israeli Ministry of Communications, and if you hold more than 5% of our means of control, you may not hold (subject to certain exclusions and the prior approval of the Israeli Ministry of Communications), directly or indirectly, more than 5% of the means of control in Bezeq or another cellular operator in Israel. See “Description of Share Capital—Transfer of Shares”.

Rights may be exercised at any time during the subscription period, which commences on               , 2015 and ends at 5:00 p.m., New York City time (midnight, Israel time), on              , 2015, the expiration date, unless we decide to terminate the rights offering prior to the rights trading day. If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC or a member of the TASE), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price. If you hold your rights through an Israeli brokerage company that holds the rights through our Israeli nominee company (the Nominee Company of Israel Discount Bank Ltd.), you must notify your Israeli brokerage company of your election to exercise your rights on or before              , 2015, at such time as determined by the applicable Israeli brokerage company. The related

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payment will be collected from the clients of TASE members and will be transferred to us on              , 2015. Any rights not exercised at or before the applicable time will expire without any payment to the holders for those unexercised rights. See “Methods of Exercise of Rights” and “Payment of Subscription Price”. However, according to the TASE and the TASE Clearinghouse rules, if you hold your rights through an Israeli brokerage company, then the Israeli brokerage company will automatically sell your rights on your behalf if it has not received any instructions prior to the rights trading day.

The rights will be evidenced by subscription rights certificates which will be mailed to shareholders.

For purposes of determining the number of rights a holder may acquire in the rights offering, holders whose ordinary shares are held of record by Cede & Co. or the Nominee Company of Israel Discount Bank Ltd. will be deemed to be the holders of the rights that are issued to Cede & Co. or the Nominee Company of Israel Discount Bank Ltd., respectively.

There is no minimum subscription amount required for consummation of the rights offering.

Rights Trading

The subscription rights are expected to trade on the TASE and on the NYSE through brokers, dealers, banks and other nominee holders of rights that are TASE members or DTC participants, respectively, on one trading day only,           , 2015, which we refer to as the rights trading day. The TASE trading symbol of the rights is expected to be published by the TASE after the date of this prospectus. Each trading unit will be comprised of one subscription right. Holders of our ordinary shares (other than Cede & Co.) that are registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC, the transfer agent of our ordinary shares, or on our shareholder register in Israel in their own name will have to transfer their subscription rights to a TASE member or a DTC participant, no later than one trading day prior to the rights trading day, in order to be able to sell their rights on the TASE or the NYSE on the rights trading day, to the extent permitted by applicable shareholder agreements. We will not arrange this transfer or sale on behalf of rights holders. There can be no assurance as to the volume of trading in the rights or the price at which rights will be traded, if at all. Other than trading on the TASE and the NYSE on the rights trading day, the subscription rights will not be transferable.

If you purchased rights on the TASE on the rights trading day, you must notify your TASE member in a timely manner, if you wish to exercise your purchased rights. Otherwise, your rights will expire.

If you purchased rights on the NYSE on the rights trading day and wish to exercise your purchased rights, you must follow the procedure described in “—Methods for Exercising Rights” below. Otherwise, your rights will expire.

If the trading on the rights trading day, in our shares or in the rights, is suspended for more than 45 minutes and not renewed on the same trading day, then there will be another rights trading day, on the next date that is a trading day on both the TASE and the NYSE, and the expiration date of the rights offering and corresponding exercise deadlines will be postponed accordingly. In such event, we will publish an announcement with the new dates.

We will not offer or sell in connection with the rights offering any ordinary shares that are not subscribed for.

Fractional Securities

We will issue only whole numbers of securities in the rights offering. Accordingly, if you are entitled to receive a fraction of a subscriptions right in the rights offering, we will round down to the nearest whole number. With respect to ordinary shares registered on our shareholder register maintained by the American Stock Transfer & Trust Company, LLC, including those held in the name of DTC (other than those held for the account of the TASE Clearinghouse), as well as with respect to ordinary shares registered on our shareholder register in Israel in their own name, such rounding will be made with respect to each record and beneficial shareholder. With respect to ordinary shares held for the account of the TASE Clearinghouse or in the name of the Nominee Company of Israel Discount Bank Ltd., such rounding will be made with respect to each nominee rather than each beneficial shareholder.

Rights may only be exercised for whole numbers of ordinary shares; no fractional ordinary shares will be issued in the rights offering.

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We understand that some TASE members may record fractional securities for the accounts of their clients pursuant to their internal policies.

Expiration of the Rights Offering

You may exercise your subscription rights at any time before 5:00 p.m., New York City time (midnight, Israel time) on           , 2015, the expiration date of the rights offering, unless we decide to terminate the rights offering prior to the rights trading day. We may not extend the expiration date of the rights offering.

If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC or a member of the TASE), rather than in your own name, and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to exercising your subscription rights and as to the proper time and form of payment of the subscription price. Each TASE member will determine its own deadline.

Any rights not exercised at or before the applicable time will have no value and expire without any payment to the holders of those unexercised rights. We will not be obligated to honor your exercise of subscription rights if the U.S. subscription agent or Cellcom Israel receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Revocation, Termination and Amendment of the Rights Offering

No Revocation. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the market price of our ordinary shares is below the $              per share subscription price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional ordinary shares at the proposed subscription price.

Termination; Cancellation. We may terminate or cancel the rights offering at any time prior to the rights trading day, for any reason. If the offering is terminated, all rights will expire and we will promptly arrange for the refund, without interest or deduction, of any funds received from holders of subscription rights. Any termination or cancellation of the rights offering will be followed as promptly as practicable by an announcement thereof and in no event later than 9:00 a.m., New York City time, on the business day following the termination or cancellation. If the rights offering is terminated or cancelled, the adjustment made by the TASE to the opening price of our ordinary shares at the opening of trading on the TASE Ex-day (which is the first day that our ordinary shares will trade on the TASE without entitlement to receive the rights) will not be reversed.

No Amendments. We may not amend or modify the terms of the rights offering, nor can we extend the expiration date of the rights offering, unless we publish an amended Prospectus or a revised Prospectus (subject to any applicable law).

Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to strengthen our balance sheet, provide additional funds for our operations and for general corporate purposes. Prior to approving the rights offering, our board of directors carefully considered current market conditions, as well as the potential dilution of the ownership percentage of the existing holders of our ordinary shares that may be caused by the rights offering.

After weighing the factors discussed above and the effect of the up to $              in additional capital, before expenses, that may be generated by the exercise of rights pursuant to the rights offering, our board of directors believes that the rights offering is in the best interests of our company. As described in the section of this prospectus entitled “Use of Proceeds”, the proceeds from the rights offering, less expenses incurred in connection with the rights offering, will be used to provide additional funds for our operations and for general corporate purposes. Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

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The subscription price, the number of shares that must be owned to receive one right and the number of shares to be issued for each right exercised, were set by our board of directors. In determining the various terms of the rights offering, the board of directors considered, among other things, the following factors:

•	the historical and current market price of our ordinary shares;

•	the fact that holders of rights will have the right to trade their subscription rights, on the rights trading day, on the TASE and on the NYSE;

•	the terms and expenses of the rights offering relative to other alternatives for raising capital, including fees payable to our advisors;

•	the size of the rights offering; and

•	the general condition of the securities market.

U.S. Subscription Agent

American Stock Transfer & Trust Company, LLC will act as the U.S. subscription agent in connection with the rights offering with respect to holders of our ordinary shares that are registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC, the transfer agent of our ordinary shares, including shares registered in the name of Cede & Co. for the benefit of brokers, dealers, banks and other nominees (other than the TASE Clearinghouse). The U.S. subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $              plus reimbursement for all reasonable out-of-pocket expenses related to the rights offering.

Completed subscription rights certificates of such holders must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right to the U.S. subscription agent by one of the methods described below

By Hand, Mail or Overnight Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the U.S. subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We will accept only properly completed and duly executed subscription rights certificates actually received at the address listed above, at or prior to 5:00 p.m., New York City time (midnight, Israel time), on              , 2015. See “–Payment of Subscription Price” below.

If you are a beneficial owner of our ordinary shares and/or hold them through a broker, dealer, bank or other nominee (including a participant of DTC), rather than in your own name and you wish to exercise your subscription rights, you should contact your nominee to exercise your subscription rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting your exercise. Your nominee will instruct you as to the proper time and form of payment of the subscription price.

Israeli Subscription Agent

The Nominee Company of Israel Discount Bank Ltd. (Hevra Le-Rishumim of Bank Discount Le-Israel Ltd.) will act as the Israeli subscription agent in connection with the rights offering with respect to our ordinary shares that are held through an Israeli brokerage firm that holds the rights through our Israeli nominee company, as well as

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the ordinary shares held in the DTC account of the TASE Clearinghouse for the benefit of brokers, dealers, banks and other nominees that are TASE Clearinghouse members.

See also under “–Payment of Subscription Price–Record Holders whose ordinary shares are held through the Israeli subscription agent (the Nominee Company of Israel Discount Bank Ltd.)”.

Methods for Exercising Rights

Rights are evidenced by subscription rights certificates that will be mailed to record date shareholders registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC or, if a record date shareholder’s ordinary shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee or, if a record date shareholder’s ordinary shares are registered on our shareholder register in Israel in their own name, to such shareholders.

Record date shareholders registered on our shareholder register maintained by the U.S. subscription agent

Rights of record date shareholders registered on our shareholder register maintained at the U.S. subscription agent may be exercised by record holders or such depositories or nominees by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the U.S. subscription agent, together with payment in full for the ordinary shares at the subscription price by the expiration date of the rights offering. Completed subscription rights certificates and related payments must be received by the U.S. subscription agent prior to 5:00 p.m., New York City time (midnight, Israel time), on or before              , 2015, at the offices of the U.S. subscription agent at the address set forth above.

Shareholders whose ordinary shares are held as of the record date by a nominee, such as a broker, dealer, bank or other nominee rather than in their own name, must contact that nominee to exercise their rights sufficiently in advance of the expiration date of the rights offering in order to ensure timely delivery of a subscription rights certificate reflecting their exercise. In that case, the nominee will complete the subscription rights certificate on behalf of the record date shareholder and arrange for proper payment by one of the methods set forth under “Payment of Subscription Price” below.

Beneficial owner whose ordinary shares are held through the Israeli subscription agent (the Nominee Company of Israel Discount Bank Ltd.)

According to the TASE and the TASE Clearinghouse rules, a beneficial owner whose ordinary shares are held through our Israeli nominee company (the Nominee Company of Israel Discount Bank Ltd.), rather than in their own name, should expect their TASE Clearinghouse member to notify them of this rights offering and the procedures for exercising or transferring their rights. If you are such a beneficial owner and you wish to exercise your subscription rights, according to the TASE and the TASE Clearinghouse rules, your TASE Clearinghouse member will instruct you as to the proper time and form of payment of the subscription price. In that case, the TASE Clearinghouse member will complete the subscription rights certificate on your behalf and arrange for proper payment.

According to the TASE and the TASE Clearinghouse rules, TASE members are required to send a written notice to their clients who are registered in their records as our shareholders on the record date notifying them and that they can choose among the following three alternatives: (i) to exercise their subscription rights in full or in part; (ii) to sell their rights in full or in part on the rights trading day; or (iii) not to sell and not to exercise their rights at all. Such notice should also state that in the event that such member does not receive any instructions from the client prior to the deadline set by it, the TASE member will sell the rights on the client's behalf on the rights trading day. There can be no assurance as to the volume of trading in the rights or the price at which rights will be traded, if at all. If the client has not given the TASE member an exercise notice as aforesaid, then his rights will not be exercised.

Record date shareholders registered on our shareholder register in Israel in their own name

Rights of record date shareholders registered on our shareholder register in Israel in their own name may be exercised by duly completing and signing the subscription rights certificate and delivering it to our offices at 10 Hagavish Street, Netanya 4250708, Israel, Attention: Mr. Shlomi Fruhling, accompanied by evidence of a wire transfer or a bank check drawn on a bank located in Israel payable to Cellcom Israel Ltd. Payment to us may be

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denominated in U.S. dollars or in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment. Completed subscription rights certificates and related payments must be received by us prior to 5:00 p.m., New York City time, on or before , 2015. We may agree to accept other forms of payment requested by you. However, because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Nominee Holders

If you are a broker, a trustee or a depositary for securities that holds our ordinary shares for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares as soon as possible of the issuance of the rights to find out such beneficial owners’ intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificates. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of our ordinary shares on the record date, so long as the nominee submits the appropriate subscription certificates and certifications and proper payment to us. If you are a member of the TASE, you must comply with the rules of the TASE with respect to providing notices to and receiving instructions from your clients.

General

All questions as to the timeliness, validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of our ordinary shares thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Payment of Subscription Price

Record Holders registered on our shareholder register maintained by the U.S. subscription agent

If you are a holder of our ordinary shares that is registered on our shareholder register maintained at American Stock Transfer & Trust Company, LLC, you may send the subscription rights certificate together with payment for the rights exercised based on the subscription price of $          per share. To be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the U.S. subscription agent at the U.S. subscription agent’s office set forth above (see “–U.S. Subscription Agent”), at or prior to 5:00 p.m., New York City time (midnight, Israel time), on              , 2015.

All payments to the U.S. subscription agent must be in U.S. dollars by check made payable to American Stock Transfer and Trust Company, LLC or bank wire to:

JPMorgan Chase Bank
55 Water Street
New York, New York 10005
United States of America
ABA # 021000021
Account # 530-354616
Reference “American Stock Transfer FBO Cellcom Israel / [shareholder name]”

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Payment also may be made by wire transfer to The First International Bank of Israel Ltd., Branch 046, Account No. 339817, IBAN IL360310460000000399817, SWIFT Code: FIRBILIT for the benefit of Cellcom Israel Ltd., with reference to the rights holder’s name.

The U.S. subscription agent will deposit all funds received prior to the final payment date into a segregated account pending pro-ration and distribution of the ordinary shares.

The method of delivery of subscription rights certificates and payment of the subscription price to the U.S. subscription agent will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the U.S. subscription agent and clearance of payment prior to 5:00 p.m., New York City time (midnight, Israel time), on              , 2015. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Whichever of the methods described above is used, issuance of the ordinary shares is subject to collection of checks and actual payment.

If a participating rights holder who subscribes for shares as part of the subscription right does not make payment of any amounts due by the expiration date, the U.S. subscription agent reserves the right to take any or all of the following actions: (i) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of ordinary shares which could be acquired by such participating rights holder upon exercise of the subscription right; and/or (ii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for ordinary shares.

Holders whose ordinary shares are held through the Israeli subscription agent (the Nominee Company of Israel Discount Bank Ltd.)

The TASE Clearinghouse will credit the accounts of the respective TASE Clearinghouse members that hold our ordinary shares of record as of              , 2015 with one subscription right per each ordinary share held in such accounts. According to the TASE and the TASE Clearinghouse rules, the TASE Clearinghouse members and members of TASE will notify their respective beneficial owners as soon as possible about the terms of the rights offering in order to ascertain their intentions and to obtain instructions with respect to the subscription rights, specifically if and how many subscription rights they elect to exercise and if and how many subscription rights they elect to sell on the rights trading day.

Beneficial owners who wish (i) to sell their subscription rights, in full or in part, with or without a particular price limit, or (ii) not to sell their subscription rights (for example, if they wish to exercise their subscription rights in full or in part), must notify their respective TASE members no later than the rights trading day, at the time determined by the applicable TASE member, as to such instructions. Failure to provide such notice in a timely manner will be considered as an instruction to sell all of such beneficial owner’s rights on the rights trading day, on its behalf, with no price limit. There can be no assurance as to the volume of trading in the rights or the price at which rights will be traded, if at all.

Beneficial owners who wish to exercise their subscription rights, in full or in part, must notify their respective TASE members no later than              , 2015, at the time determined by the applicable member, as to the number of subscription rights they elect to exercise.

TASE Clearinghouse members must deliver to the TASE Clearinghouse by 9:00 a.m. Israel time on              , 2015, a notice setting forth the total number of rights subscribed for through the exercise of the subscription rights of its respective clients. According to the TASE and the TASE Clearinghouse rules, TASE Clearinghouse members bear the sole responsibility and liability for the results of any mistake in such member’s exercise notice.

On or about the expiration date of the rights offering, the TASE Clearinghouse will debit the respective accounts of the applicable TASE members for the aggregate subscription price due from them in consideration of the exercise of the rights and will credit the account of our Israeli nominee company (the Nominee Company of Israel Discount Bank Ltd.) with the total amount due in respect of the exercise of rights by the TASE members.

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Our Israeli nominee company will credit the TASE Clearinghouse with the number of shares issuable upon the exercise of the rights. This number will be allocated among the TASE members, so that each member is credited by the TASE Clearinghouse in accordance with the number of rights exercised by it.

The payment date of the total subscription price to us by our Israeli nominee company will be on or about the expiration date of the offering. One trading day after the expiration date of the rights offering, and only after we have received such payment, we will issue a share certificate to our Israeli nominee company with the number of shares issuable upon the exercise of the rights.

The payment of the subscription price will be denominated in NIS, at the “known” representative rate of exchange on              , 2015, which is the representative rate of exchange published by the Bank of Israel on the date prior to the payment date.

Set forth below is a summary of the offering timeline for holders of shares through our Israeli nominee company:

, 2015	Record date

, 2015	TASE Ex-day

, 2015, at the time determined by the applicable TASE member	The last day for clients of TASE members to notify the applicable TASE member if they elect to sell or not to sell their rights on the rights trading day.

, 2015	Rights trading day

, 2015, at the time determined by the applicable TASE member	The last day for clients of TASE members to notify the applicable TASE member as to the number of subscription rights they elect to exercise.

, 2015, by 9:00 a.m. Israel time	TASE Clearinghouse members deliver to the TASE Clearinghouse notices of rights exercised.

, 2015	TASE Clearinghouse debits the TASE members for the aggregate subscription price due from them in consideration for the exercise of the rights and credits the account of our Israeli nominee company with the total amount due in respect of the exercise of rights by the TASE members.

, 2015	Payment date of the total subscription exercise amount to us

no later than , 2015	We issue a share certificate to our Israeli nominee company.

On or about , 2015	Our Israeli nominee company credits the TASE Clearinghouse with the total number of shares issued upon the exercise of the rights. The TASE Clearinghouse will then allocate such shares among the applicable TASE members.

Record date shareholders registered on our shareholder register in Israel in their own name

If you are a holder of our ordinary shares that is registered on our shareholder register in Israel in your own name, you may exercise your subscription rights by delivering your executed subscription rights certificate to our offices at 10 Hagavish Street, Netanya 4250708, Israel, Attention: Mr. Shlomi Fruhling, accompanied by evidence of a wire transfer or a check drawn on a bank located in Israel payable to Cellcom Israel Ltd. Payment to us may be denominated in U.S. dollars or in NIS, at the representative rate of exchange most recently published by the Bank of Israel at the time of payment. Any wire transfer to us should be made to The First International Bank of Israel Ltd., Branch 046, Account No. 339817, IBAN IL360310460000000399817, SWIFT Code: FIRBILIT for the benefit of Cellcom Israel Ltd., with reference to the rights holder’s name. Completed subscription rights certificates and related payments must be received by us prior to 5:00 p.m., New York City time (midnight, Israel time), on or before , 2015. We may agree to accept other forms of payment requested by you.

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The method of delivery of subscription rights certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to us and clearance of payment prior to 5:00 p.m., New York City time (midnight, Israel time), on              , 2015. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Whichever of the methods described above is used, issuance of the ordinary shares is subject to collection of checks and actual payment.

Delivery of Share Certificates

Shareholders whose ordinary shares are held of record by Cede & Co. on their behalf or on behalf of their broker, dealer, bank or other nominee that is a DTC participant (other than the TASE Clearinghouse) will have any ordinary shares that they acquire in the rights offering issued in the name of Cede & Co.

Shareholders whose ordinary shares are held of record by the Nominee Company of Israel Discount Bank Ltd. on their behalf or on behalf of their broker, dealer, bank or other nominee that is a TASE Clearinghouse member will have any ordinary shares that they acquire in the rights offering issued in the name of Cede & Co. for the DTC account of the TASE Clearinghouse.

With respect to record shareholders, share certificates for ordinary shares will be mailed promptly after the expiration of the rights offering and payment of the subscription price by the individual holder has cleared.

If You Have Questions

If you have any questions or need further information about the rights offering, or for additional copies of this prospectus or subscription rights certificates, please call the information agent, D.F. King & Co., Inc., toll free at (800)-370-1749, or, if you are located in Israel, you may also contact our investor relations at (972) 52-998-9755, during their respective normal business hours.

Plan of Distribution

Immediately following the effective date of this prospectus, we will distribute, at no cost, the subscription rights certificates and copies of this prospectus to all holders of record of our ordinary shares on , 2015. If you wish to exercise your subscription rights and purchase our ordinary shares, you should complete the subscription rights certificate and return it, with payment of the subscription price, or follow the procedure for subscription by shareholders whose ordinary shares are held by a nominee, as set forth in “The Rights Offering – Methods for Exercising Rights”.

Material U.S. Federal Income Tax Considerations

In the opinion of Davis Polk & Wardwell LLP, the following are the material U.S. federal income tax consequences to the U.S. Holders described below of the receipt, exercise and disposition of rights, and of owning and disposing of ordinary shares issued upon the exercise of the rights (“new ordinary shares”), but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s investment decision. This discussion applies only to U.S. Holders that hold our existing ordinary shares and will hold the rights and the new ordinary shares as capital assets for U.S. federal income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the potential application of the “Medicare contribution tax” on net investment income and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities that use a mark-to-market method of accounting;

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•	persons holding rights or new ordinary shares as part of a hedge, straddle, conversion transaction or integrated transaction;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. dollar;

•	tax-exempt entities, “individual retirement accounts” or “Roth IRAs”;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons who own or are deemed to own 10% or more of our voting shares; or

•	persons holding existing ordinary shares, rights or new ordinary shares in connection with a trade or business conducted outside the United States.

If a partnership holds the existing ordinary shares, rights or new ordinary shares the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. Partnerships holding existing ordinary shares, rights or new ordinary shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the receipt, exercise and disposition of the rights and of owning and disposing of new ordinary shares.

This summary is based upon the tax laws of the United States including the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations and the income tax treaty between the Israel and the United States (the “Treaty”), all as of the date hereof and any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a person that is eligible for the benefits of the Treaty and is, for U.S. federal income tax purposes, a beneficial owner of existing ordinary shares that is either:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

U.S. Holders are urged to consult their tax advisors as to the U.S. federal, state, local and non-U.S. tax consequences of the receipt of rights, the exercise or disposition of rights and of owning and disposing of new ordinary shares in their particular circumstances.

Except as described below, this discussion assumes that we are not, and will not become, a passive foreign investment company (“PFIC”) for any taxable year.

Taxation of the Rights

Receipt of the Rights

The receipt of the rights by a U.S. Holder of existing ordinary shares pursuant to the rights offering will be treated as a non-taxable distribution with respect to the existing ordinary shares for U.S. federal income tax purposes.

If on the date of receipt the fair market value of the rights is less than 15% of the fair market value of the existing ordinary shares with respect to which the rights were distributed, the rights will be allocated a zero basis for U.S. federal income tax purposes, unless the U.S. Holder affirmatively elects to allocate basis in proportion to the relative fair market values of its existing ordinary shares and the rights received (determined on the date of receipt). This irrevocable election must be made in the tax return for the taxable year in which the rights are received, and will apply to all rights received by the U.S. Holder pursuant to the rights offering.

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If on the date of receipt the fair market value of the rights is 15% or greater than the fair market value of the existing ordinary shares with respect to which the rights were distributed, the basis in the U.S. Holder’s ordinary shares must be allocated between its existing ordinary shares and the rights in proportion to their fair market values (determined on the date of distribution).

Exercise of the Rights

The exercise of a right by a U.S. Holder will not be a taxable transaction for U.S. federal income tax purposes. The U.S. Holder’s tax basis in ordinary shares received upon exercise of the rights will equal the subscription price and the U.S. Holder’s tax basis, if any, in the exercised rights (as described above). The holding period for the new ordinary shares received will begin on the day the underlying rights are exercised.

Sale or Other Taxable Disposition of the Rights

For U.S. federal income tax purposes, gain or loss realized on a sale or other taxable disposition of rights by the U.S. Holder will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the rights is more than one year. For these purposes, the holding period for the rights will include the holding period of the existing ordinary shares with respect to which the rights were distributed. The amount of the gain or loss will be equal to the difference between the tax basis in the rights disposed of (as described above) and the amount realized on the disposition. Such gain or loss will generally be U.S. source gain or loss for foreign tax credit purposes.

Expiration of the Rights

If a U.S. Holder allows rights to expire without exercising them, the rights will be deemed to have a zero basis and, therefore, the U.S. Holder will not recognize any loss upon the expiration of the rights. Any tax basis from existing ordinary shares that was allocated to the lapsed rights will be reallocated back to such existing ordinary shares.

Taxation of the New Ordinary Shares

Taxation of Distributions

Distributions paid on the new ordinary shares, other than certain pro rata distributions of ordinary shares, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Since the Company does not maintain calculations of its earnings and profits under U.S. federal income tax principles, U.S. Holders will generally be required to treat such distributions as taxable dividends and include them in income on the date of receipt. Subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders will be taxable at favorable rates applicable to long-term capital gains. The dividend income will include any amounts withheld by the Company or its paying agent in respect of Israeli taxes. The dividend will be treated as foreign-source income and will not be eligible for the dividends-received deduction generally allowed to U.S. corporations under the Code.

Dividends paid in NIS will be included in a U.S. Holder’s income in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt of the dividend, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder generally should not be required to recognize foreign currency gain or loss in respect of the dividend income.

Subject to applicable limitations that vary depending upon a U.S. Holder’s particular circumstances, Israeli taxes withheld from dividends at a rate not exceeding the applicable rate provided by the Treaty may be creditable against the U.S. Holder’s U.S. federal income tax liability. Israeli taxes withheld in excess of the applicable rate allowed by the Treaty will not be eligible for credit against a U.S. Holder’s federal income tax liability. The limitation on foreign taxes credit is calculated separately with respect to specific classes of income. Instead of claiming a credit, a U.S. Holder may, at the U.S. Holder’s election, deduct the otherwise creditable foreign taxes in computing the taxable income for the year, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits and the deductibility of foreign taxes in their particular circumstances.

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Sale and Other Disposition of the New Ordinary Shares

Gain or loss realized on the sale or other disposition of the new ordinary shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the shares for more than one year. The amount of gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the new ordinary shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. Such gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules

The Company believes that it was not a “passive foreign investment company” for U.S. federal income tax purposes, or PFIC, for the taxable year of 2014 and it does not expect to become a PFIC in the foreseeable future. However, since PFIC status depends upon the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that the Company will not be considered a PFIC for any taxable year. If the Company were a PFIC for any taxable year during which a U.S. Holder owned an ordinary share (and under proposed Treasury regulations, a right), certain adverse consequences could apply to the U.S. Holder. Specifically, gain recognized by a U.S. Holder on a sale or other disposition of such ordinary share (or right) would be allocated ratably over the U.S. Holder’s holding period for the ordinary share (or right). The amounts allocated to the taxable year of the sale or other disposition and to any year before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the resulting tax liability. Further, any distribution in excess of 125% of the average of the annual distributions received by the U.S. Holder on the Company's ordinary shares during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation as described immediately above. Certain elections (such as a mark-to-market election) may be available to U.S. Holders and may result in alternative tax treatment. In addition, if the Company was a PFIC for a taxable year in which we pay a dividend or the prior taxable year, the favorable dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply. If the Company was a PFIC for any taxable year in which a U.S. Holder owned the Company’s shares, the U.S. Holder would generally be required to file annual returns with the Internal Revenue Service, or the IRS, on IRS Form 8621.

Transfer Reporting Requirements

A U.S. Holder that subscribes for new ordinary shares may be required to file IRS Form 926 with the Internal Revenue Service if the aggregate subscription price paid by the U.S. Holder, when aggregated with all transfers of cash made by the U.S. Holder (or any related person) to the Company within the preceding twelve-month period, exceeds 100,000 U.S. dollars (or its foreign currency equivalent) and certain other conditions are met. U.S. Holders that are required to file Form 926, but fail to do so, could be subject to substantial penalties. U.S. Holders should consult their tax advisors to determine whether they are subject to any Form 926 filing requirements.

Information Reporting and Backup Withholding

Payment of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that the U.S. Holder is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (and under proposed Treasury regulations, certain entities controlled by individuals) may be required to report on IRS Form 8983 information relating to their holdings of the Company’s securities, subject to certain exceptions (including an exception for securities held in accounts maintained by U.S. financial institutions). U.S. Holders should consult their tax advisers regarding the application of these rules in the U.S. Holders’ particular circumstances.

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Certain Israeli Tax Considerations

In the opinion of Goldfarb Seligman & Co., the following are the material Israeli income tax consequences to the holders described below of the receipt and exercise and disposition of rights, and of owning and disposing of ordinary shares issued upon the exercise of the rights (“new ordinary shares”), but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s investment decision. This discussion applies only to holders that hold our existing ordinary shares and will hold the rights and the new ordinary shares as capital assets for Israeli income tax purposes. In addition, it does not describe all of the tax consequences that may be relevant in light of the holder’s particular circumstances. To the extent that the discussion is based on new tax legislation that has not been subject to judicial or administrative interpretation, we cannot assure you that the tax authorities will accept the views expressed in the discussion in question.

The Distribution and Exercise of the Subscription Rights

We do not believe that the receipt and exercise of your subscription rights will be taxable; however, no tax ruling from the Israeli Income Tax Authority will be sought for the rights offering.

Capital Gains Tax

Israeli law generally imposes a capital gains tax on the sale of any capital assets by residents of Israel, as defined for Israeli tax purposes, and on the sale of capital assets (or rights to capital assets) located in Israel, including shares of Israeli companies by non-residents of Israel and disposition of subscription rights, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset’s purchase price which is attributable to the increase in the Israeli consumer price index, or a foreign currency exchange rate, between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus.

Israeli Residents

Generally, the tax rate applicable to capital gains derived from the sale or disposition of securities (including shares or subscription rights), whether listed on a stock market or not, is 25% for Israeli individuals, unless, among others, such shareholder claims a deduction for financing expenses in connection with such securities, in which case the gain will generally be taxed at a rate of 30%. Additionally, if such shareholder is considered a “Significant Shareholder” at any time during the 12-month period preceding such sale, i.e. such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate shall be 30%. Israeli companies are subject to the corporate tax rate on capital gains derived from the sale of listed securities (currently 26.5%).

As of January 1, 2013, shareholders that are individuals who have taxable income that exceeds NIS 800,000 in a tax year (linked to the CPI each year), will be subject to an additional tax, referred to as High Income Tax, at the rate of 2% on their taxable income for such tax year which is in excess of NIS 800,000. For this purpose, taxable income will include taxable capital gains from the sale of our securities and taxable income from dividend distributions.

Section 94(D) of the Israeli Income Tax Ordinance (New Version), 1961, or the Tax Ordinance, defines “bonus shares” as “including the benefit component in rights issued or in shares originating in such rights.” Section 94(A) of the Tax Ordinance provides that at the time of disposition of bonus shares issued to an individual, company or association of individuals, or at the time of sale of shares in respect of which the bonus shares were issued, defined as the Principal Shares, the bonus shares will be deemed to have been purchased on the date the Principal Shares were purchased. In addition, the section provides that the original price (i.e., tax basis) of one bonus share or one Principal Share will be a sum whose proportion to the total original price of all bonus shares and Principal Shares will be the same as the proportion of the par value of one such share to the total par value of all the aforementioned shares. In accordance with Section 94(E) of the Tax Ordinance, the Minister of Finance of Israel may, subject to the approval of the finance committee of the Israeli Parliament, promulgate rules for calculating the amount of the benefit component. Such rules have not been published.

Non-Israeli Residents

Non-Israeli residents are generally exempt from Israeli capital gains tax on any gains derived from the sale of securities of Israeli companies publicly traded on the Tel Aviv Stock Exchange or on a recognized stock exchange outside of Israel, provided however that such shareholders did not acquire their securities prior to an initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of more than 25% in such non-Israeli corporation, or (ii) are the beneficiaries or are entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

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In certain instances where our shareholders may be liable for Israeli tax on the sale of their securities, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with respect to Taxes on Income, as amended, or the U.S. – Israel Tax Treaty, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.- Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the U.S.-Israel Tax Treaty generally will not be subject to Israeli capital gains tax unless such Treaty U.S. Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to particular conditions, or unless capital gains from such sale, exchange or disposition can be allocated to a permanent establishment in Israel. In such case, the Treaty U.S. Resident would be subject to Israeli tax, to the extent applicable; however, under the U.S.-Israel Tax Treaty, such Treaty U.S. Resident may be permitted to claim a credit for such taxes against the U.S. federal income tax imposed with respect to such sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel Tax Treaty does not relate to U.S. state or local taxes.

Taxation of Non-Residents on Dividend Distributions

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. Israeli source of income includes passive income such as dividends. On distributions of dividends other than bonus shares or stock rights distributions, income tax is generally withheld at source at the rate of 25% unless a different rate is provided in a treaty between Israel and the shareholder’s country of residence.

Under the U.S.-Israel Tax Treaty, such tax rate may be reduced to 12.5% if the shareholder is a U.S. corporation and holds at least 10% of our issued voting power during the part of the tax year that precedes the date of payment of the dividend and during the whole of its prior tax year, and provided not more than 25% of our gross income consists of interest or dividends, other than dividends or interest received from subsidiary corporations or corporations 50% or more of the outstanding shares of the voting stock of which is owned by us.

Expenses of the Rights Offering

We have agreed to pay substantially all of the expenses incidental to the rights offering, including, without limitation, all registration and filing fees, fees and expenses of our counsel and accountants, U.S. subscription agent, Israeli subscription agent and information agent fees. We estimate that the expenses for which we will be responsible in connection with the rights offering will be approximately $              .

The following table sets forth the various expenses expected to be incurred by us in connection with the rights offering. All amounts shown are estimates, except the SEC registration fee.

Amount
SEC registration fee	$4,538
ISA fee
Legal fees and expenses
U.S. Subscription agent, Israeli subscription agent and information agent fees
Accounting fees and expenses
Printing, EDGAR formatting and mailing expenses
Miscellaneous expenses
Total

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Legal Matters

The validity of the securities offered hereby and other legal matters concerning the rights offering relating to Israeli law will be passed upon for us by Goldfarb Seligman & Co., Tel-Aviv, Israel. Certain legal matters relating to United States law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Cellcom Israel Ltd. appearing in its annual report as of and for the year ended December 31, 2014 on Form 20-F and incorporated by reference into this registration statement have been audited by Somekh Chaikin, Certified Public Accountants (Israel), a member firm of KPMG International, as set forth in their report thereon dated March 15, 2015 incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Enforceability of Civil Liabilities

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because all of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Goldfarb Seligman & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws if they determine that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a final U.S. judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;

•	the judgment was rendered by a court of competent jurisdiction under the rules of private international law prevailing in Israel;

•	the laws of the state in which the judgment was given provides for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

We have irrevocably appointed CT Corporation System as our agent to receive service of process in any action against us in any federal court or court of the State of New York arising out of offerings pursuant to this prospectus.

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If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rate fluctuations.

Where You Can Find More Information and Incorporation by Reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto. You may also read and copy these documents at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents, which are considered part of this prospectus. Information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below:

•	our annual report as of and for the year ended December 31, 2014 on Form 20-F, filed with the SEC on March 16, 2015;

•	our press release on Form 6-K, filed with the SEC on March 16, 2015;

•	our press release on Form 6-K, filed with the SEC on March 30, 2015;

•	our press release on Form 6-K, filed with the SEC on May 4, 2015;

•	our press release on Form 6-K, filed with the SEC on May 7, 2015;

•	our press release on Form 6-K including our results of operation in the first quarter of 2015 and unaudited condensed consolidated interim financial statements as of and for the three months ended March 31, 2015, filed with the SEC on May 14, 2015;

•	our two press releases, each filed on Form 6-K with the SEC on June 2, 2015; and

•	our press release on Form 6-K, filed with the SEC on June 4, 2015.

We also incorporate by reference in this prospectus all subsequent annual reports filed with the SEC on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus.

As you read the above documents, this prospectus and any prospectus supplement, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document, including this prospectus and any prospectus supplement. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, at no cost to such person, including any beneficial owner to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may make such a request by writing or telephoning us at the following address or telephone number:

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Cellcom Israel Ltd.

Attn: Mr. Shlomi Fruhling

10 Hagavish Street

Netanya 4250708

Israel

Telephone:  (972) 52-998-9755

Fax:               (972) 52-998-9755

e-mail:           investors@cellcom.co.il

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not offering the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of those documents.

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Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under the Companies Law, an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his or her duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so. Our articles of association allow us to do so.

Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for insurance against liability of any of our office holders with respect to each of the following:

•	a breach of his or her duty of care to us or to another person;

•	a breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable grounds to assume that his or her act would not prejudice our interests;

•	a financial liability imposed upon him or her in favor of another person concerning an act performed in the capacity as an office holder.

•	reasonable litigation expenses, including attorney fees, incurred by the office holder as a result of an administrative enforcement proceeding instituted against him, including a payment imposed on the office holder in favor of an injured party as set forth in the Israeli Securities Law and expenses that the office holder incurred in connection with a relevant proceeding under the Securities Law, including reasonable legal expenses, which term includes attorney fees.

We maintain a liability insurance policy for the benefit of our officers and directors. See details under “Item 6. Directors, Senior Management and Employees – B. Compensation – Compensation Policy – Indemnification” of our annual report as of and for the year ended December 31, 2014 on Form 20-F incorporated by reference herein.

Our articles of association provide that we may indemnify an office holder against:

•	a financial liability imposed on or incurred by an office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court concerning an act performed in his or her capacity as an office holder. Such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the undertaking is limited to types of events which our Board of Directors deems to be foreseeable in light of our actual operations at the time of the undertaking and limited to an amount or criterion determined by our Board of Directors to be reasonable under the circumstances, and further provided that such events and amounts or criteria are set forth in the undertaking to indemnify;

•	reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding was concluded without the filing of an indictment against him or her and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; or in connection with an administrative enforcement proceeding or a financial sanction, including a payment imposed on the office holder in favor of an injured party as set forth in the Israeli Securities Law, 1968, as amended (the “Securities Law”), and expenses that the office holder incurred in connection with a relevant proceeding under the Securities Law, including reasonable legal expenses, which term includes attorney fees; and

•	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or charged to him or her by a court, in proceedings instituted by us or on our behalf or by another person, or in a criminal indictment from which he or she

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was acquitted, or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his or her capacity as an office holder.

We have undertaken to indemnify our directors, officers and certain other employees for certain events listed in the indemnification letters given to them. In respect of office holders whom our controlling shareholders have a personal interest in their receiving indemnification letters from us, such indemnification was approved for a period of three years from our annual shareholder meeting held on July 2011 and in 2014 was extended by our audit committee and board of directors for a three year period until 2017, according to regulations promulgated under the Israeli Companies Law. Excluding reasonable litigation expenses, as described above, the aggregate amount payable to all directors and officers and other employees who may have been or will be given such indemnification letters is limited to the amounts we receive from our insurance policy plus 30% of our shareholders’ equity as of December 31, 2001, or NIS 486 million, and to be adjusted by the Israeli CPI.

The Companies Law provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:

•	a breach by the office holder of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly;

•	any act or omission done with the intent to derive an illegal personal benefit; or

•	any fine or penalty levied against the office holder.

Any exemption of, indemnification of, or procurement of insurance coverage for, our office holders must be approved according to the procedures required for the approval of compensation under “Item 6. Directors, Senior Management and Employment – C. Board Practices – Approval Of Specified Related Party Transactions Under Israeli Law – Compensation Arrangements” of our annual report as of and for the year ended December 31, 2014 on Form 20-F incorporated by reference herein.

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Item 9. Exhibits

Exhibit No.	Document	Method of Filing

3.1	Amended and Restated Articles of Association	Incorporated by reference to our annual report on Form 20-F for the year 2011 filed with the SEC on March 7, 2012

4.1	Form of Ordinary Share Certificate	Incorporated by reference to our registration statement on Form F-1 (333-140030) filed with the SEC on January 17, 2007

4.2	Form of Subscription Rights Certificate to Purchase Ordinary Shares	**

4.3	U.S. Subscription Agent Agreement	**

4.5	Information Agent Agreement	**

4.6	Form of Instructions as to Use of Subscription Rights Certificates	**

4.7	Form of Letter to Record Holders	**

4.8	Form of Letter to Nominee Holders	**

4.9	Form of Letter to Clients of Nominee Holders	**

4.10	Beneficial Owner Election Form	**

4.11	Form of Nominee Holder Certification	**

5.1	Opinion regarding Validity of Goldfarb Seligman & Co., Israeli counsel	*

8.1	Opinion regarding U.S. Tax Matters of Davis Polk & Wardwell LLP	*

8.2	Opinion regarding Israeli Tax Matters of Goldfarb Seligman & Co.	*

23.1	Consent of Somekh Chaikin, Certified Public Accountants	*

23.2	Consent of Goldfarb Seligman & Co.	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on the signature page of the Registration Statement

*	Filed herewith.

**	To be filed by amendment or incorporated by reference from a subsequently filed Form 6-K.

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Item 10. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii) if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Cellcom Israel Ltd., a corporation incorporated and existing under the laws of the State of Israel, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Form F-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Netanya, Israel on the 8th day of June 2015.

Cellcom Israel Ltd.

By:	/s/ Nir Sztern
	Name:	Nir Sztern
	Title:	President and Chief Executive Officer

By:	/s/ Shlomi Fruhling
	Name:	Shlomi Fruhling
	Title:	Chief Financial Officer

Power of Attorney

Each of the undersigned do hereby constitute and appoint Nir Sztern, Shlomi Fruhling and Liat Menahemi Stadler and each of them, individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the Registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form F-3 registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Nir Sztern	President and Chief Executive Officer (Principal Executive Officer)	June 8, 2015
Nir Sztern
/s/ Shlomi Fruhling	Chief Financial Officer (Principal Financial Officer)	June 8, 2015
Shlomi Fruhling

/s/ Ronnen Shles	Controller	June 8, 2015
Ronnen Shles

/s/ Ami Erel	Director, Chairman of the Board	June 8, 2015
Ami Erel

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Signature	Title	Date

/s/ Ari Bronshtein	Director	June 8, 2015
Ari Bronshtein

/s/ Shlomo Waxe	Director	June 8, 2015
Shlomo Waxe

/s/ Ephraim Kunda	Director	June 8, 2015
Ephraim Kunda

/s/ Joseph Barnea	Director	June 8, 2015
Joseph Barnea

/s/ Ronit Baytel	Director	June 8, 2015
Ronit Baytel
Puglisi & Associates By: /s/ Donald J. Puglisi	Authorized U.S. Representative	June 8, 2015
Name: Donald J. Puglisi Title: Managing Director

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Exhibit Index

Exhibit No.	Document	Method of Filing

3.1	Amended and Restated Articles of Association	Incorporated by reference to our annual report on Form 20-F for the year 2011 filed with the SEC on March 7, 2012

4.1	Form of Ordinary Share Certificate	Incorporated by reference to our registration statement on Form F-1 (333-140030) filed with the SEC on January 17, 2007

4.2	Form of Subscription Rights Certificate to Purchase Ordinary Shares	**

4.3	U.S. Subscription Agent Agreement	**

4.5	Information Agent Agreement	**

4.6	Form of Instructions as to Use of Subscription Rights Certificates	**

4.7	Form of Letter to Record Holders	**

4.8	Form of Letter to Nominee Holders	**

4.9	Form of Letter to Clients of Nominee Holders	**

4.10	Beneficial Owner Election Form	**

4.11	Form of Nominee Holder Certification	**

5.1	Opinion regarding Validity of Goldfarb Seligman & Co., Israeli counsel	*

8.1	Opinion regarding U.S. Tax Matters of Davis Polk & Wardwell LLP	*

8.2	Opinion regarding Israeli Tax Matters of Goldfarb Seligman & Co.	*

23.1	Consent of Somekh Chaikin, Certified Public Accountants	*

23.2	Consent of Goldfarb Seligman & Co.	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on the signature page of the Registration Statement

*	Filed herewith.

**	To be filed by amendment or incorporated by reference from a subsequently filed Form 6-K.

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